EXHIBIT 10.1

CERTAIN SCHEDULES AND EXHIBITS TO THIS DOCUMENT HAVE BEEN OMITTED BECAUSE THEY CONTAIN CONFIDENTIAL AND/OR NON-MATERIAL INFORMATION AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCADIA BIOSCIENCES, INC. IF PUBLICLY DISCLOSED.  THE EXHIITS AND SCHEDULES, AND THE SUBJECT MATTER THEREOF, ARE DESCRIBED IN THIS DOCUMENT.

Asset Purchase Agreement

by and among

ARCADIA BIOSCIENCES, INC.
a Delaware corporation

and

ARCADIA WELLNESS, LLC

A Delaware limited liability company

as Buyer Parties

and

EKO HOLDINGS, LLC,
a California limited liability company,

LIEF HOLDINGS, LLC,
a California limited liability company

and

LIVE ZOLA, LLC,
a California limited liability company

as Sellers

and

TPCO US HOLDINGS, LLC

A Delaware limited liability company

As Parent

Dated as of  May 17, 2021

TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 17, 2021, by and among Arcadia Biosciences, Inc., a Delaware corporation (“Arcadia”), Arcadia Wellness, LLC, a Delaware limited liability company and wholly-owned subsidiary of Arcadia (“Buyer”, and together with Arcadia, the “Buyer Parties”), Eko Holdings, LLC, a California limited liability company (“Eko”), Lief Holdings, LLC, a California limited liability company (“Lief”), Live Zola, LLC, a California limited liability company (“Zola”, and with Eko and Lief, each a “Seller”, and collectively the “Sellers”), and TPCO US Holdings, LLC, a Delaware limited liability (“Parent”, and together with the Sellers, the “Seller Parties”).  Arcadia, Buyer, each Seller and Parent are each referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning given such terms in Annex I attached hereto.

RECITALS

A.Sellers are engaged in the manufacture, distribution, and sale of consumer products, comprised of beverages and topical cosmetic products (the “Business”).

B.Parent owns all of the issued and outstanding equity interests of each Seller.

C.Buyer desires to purchase from the Sellers and the Sellers desire to sell and assign to Buyer the Purchased Assets, in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
PURCHASE AND SALE OF ASSETS

Section 1.1Purchased Assets to be Purchased and Sold.  Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Sellers, free and clear of any Encumbrances, all of the Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)Assumed Contracts.  All Contracts relating to the Business to which any Seller is a party or bound, including those described on Schedule 1.1(a) (the “Assumed Contracts”);

(b)Intellectual Property.  All Business Intellectual Property including those described on Schedule 1.1(b) other than the Excluded Assets;

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(c)Confidential Information.  All confidential information and other restrictive covenant agreements with former and present Employees, members, stockholders, and agents of each Seller who are or were associated with the Business, in each case, which run in favor of each Seller and relate to the Business, and all rights and Claims related to any of the foregoing;

(d)Rights to Insurance Proceeds.  All rights to proceeds under insurance policies to the extent related to or payable in connection with the Purchased Assets, and associated prepayments and rights of recovery, Claims or causes of action related thereto or accounted therewith;

(e)Records.  All of each Seller’s financial information, vendor and customer lists, supplier lists, employee training and personnel manuals and files, computer records, government compliance files, correspondence, and all other records and related files and data, other than Excluded Assets (the “Records”);

(f)Supplier Information.  All supplier and third-party corporate affiliate or partner lists, files, records and data relating to the Business;

(g)Customer Information.  All customer lists, sales, records, and other customer information relating to the Business;

(h)Marketing Materials.  All marketing materials relating to the services or products sold or provided by each Seller;

(i)Other Intangible Purchased Assets.  Goodwill and other intangibles relating to the Business conducted with the Purchased Assets;

(j)Intentionally Omitted.

(k)Inventory.  All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories described on Schedule 1.1(k) (“Inventory”);

(l)Tangible Personal Property.  Except for the Excluded Assets, all furniture, fixtures, leasehold improvements, equipment, machinery, tools, vehicles, office equipment, supplies, computer hardware, printers, telephone systems and other tangible personal property described on Schedule 1.1(l) (“Tangible Personal Property”);

(m)Backlog.  All of the Sellers’ backlog of unfilled firm orders for products sold by the Sellers (“Backlog”), including but not limited to the Backlog set forth on Schedule 1.1(m);

(n)Real Property.  Any rights of Sellers in real property used in the Business, other than Excluded Assets (“Real Property”), and all of Seller’s rights as lessee or lessor pursuant to those real property leases described on Schedule 1.1(n) (the “Third Party Leases”), together with Sellers’ interests in the rights, easements and appurtenances pertaining thereto, including without limitation, Sellers’ interest in any right-of-way or easement over any adjoining property and in and to adjacent streets, alleys or rights-of-way (the “Leased Property”);

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(o)Permits.  All governmental permits, licenses, certificates and approvals (“Permits”) which are held by the Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;

(p)Actions.  All rights to any Claims of any nature available to or being pursued by any Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, but excluding any rights related to Seller’s accounts receivables and the Excluded Assets;

(q)Prepaid Expenses.  All right, title and interest of the Sellers in and to all prepaid expenses, credits, advance payments, Claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment and deposits relating to the Business or Purchased Assets;

(r)Warranties.  All of the Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(s)Insurance.  All insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing; and

(t)Other Purchased Assets.  All other assets and rights of each Seller that relate to the Business and that do not constitute Excluded Assets.

Section 1.2Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)all Organizational Documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, and documents relating to the formation, maintenance and existence of each Seller as a corporation or limited liability company;

(b)all Benefit Plans and assets attributable thereto;

(c)all Claims and rights of each Seller to federal, state and local income tax refunds, credits and benefits;

(d)all Claims and rights of each Seller to Small Business Administration Paycheck Protection Program related credits, loans, and loan forgiveness;

(e)the Intellectual Property set forth on Schedule 1.2;

(f)Sellers’ cash, cash equivalents, bank accounts and securities;

(g)The Contracts listed on Schedule 1.2(f) (“Excluded Contracts”);

(h)Sellers’ insurance policies and all rights to applicable claims, causes of action, and proceeds thereunder, except for claims, causes of action, and proceeds identified in Section 1.1(s);

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(i)All Tax assets of the Sellers;

(j)all rights and Claims related to any Excluded Asset;

(k)those assets, properties, and rights set forth on Schedule 1.2(k) related to the Zola acai puree fruit business (“Acai Business”) all assets, properties, and rights of every kind set forth on Schedule 1.2(l) related to the business conducted under the brand “Soul Grind”;

(l)Seller’s cash on hand and accounts receivables; and

(m)any other assets specifically identified on Schedule 1.2.

Section 1.3Purchase Price.

(a)Purchase Price.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration for the sale, conveyance, transfer, assignment and delivery of the Purchased Assets pursuant to Section 1.1, Buyer shall (i) pay to Parent on behalf of the Sellers Four Million Dollars ($4,000,000) in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, and (ii) cause to be issued to Parent on behalf of the Sellers 827,400 unregistered shares of Arcadia Common Stock (“Shares”). (. The cash and stock consideration described above, shall be referred to in this Agreement as the “Purchase Price.”

(b)Allocation of Purchase Price.  The Parties agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on an allocation schedule (the “Allocation Schedule”).  A draft of the Allocation Schedule shall be prepared by Arcadia and delivered to Parent within forty-five (45) days following the Closing Date.  If Parent notifies Arcadia in writing that Parent objects to one or more items reflected in the Allocation Schedule, Arcadia and Parent shall negotiate in good faith to resolve such dispute; provided, however, that if Parent and Arcadia are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days following the date Arcadia delivers its draft of the Allocation Schedule to Parent, such dispute shall be resolved by an impartial regionally or nationally recognized firm of independence certified public accountants other than Parent’s accountants or Arcadia’s accountants (“Independent Accountant”).  The fees and expenses of such accounting firm  shall be borne equally by Parent and Arcadia.  Arcadia, Parent and the Sellers (and any parent parties thereof) shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.  The Allocation Schedule shall be adjusted, as appropriate, to reflect any payments made pursuant to this Agreement after the Closing Date.  The applicable Parties shall timely file an IRS Form 8594 reflecting the final Allocation Schedule for the taxable year that includes the Closing Date and make any timely filing required by applicable state or local Laws.  Neither the Buyer Parties nor the Seller Parties shall take any position or permit any of its Affiliates to take any position inconsistent with the final Allocation Schedule in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Taxing authority, Tax review or Tax proceeding relating to any Tax Returns.

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Section 1.4Assumption of Liabilities.

(a)Instrument of Assumption.  At the Closing, Buyer shall, by separate instrument as described herein, assume all of the Assumed Liabilities (hereinafter defined) existing on the Closing Date.

(b)Assumed Liabilities Defined.  As used in this Agreement, “Assumed Liabilities” means:  all Liabilities in respect of the Assumed Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, do not constitute Excluded Liabilities, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by a Seller on or prior to the Closing.

(c)Excluded Liabilities Defined.  No Buyer Party shall have any successor liability with respect to the business conducted by Sellers related to the Purchased Assets.  As used in this Agreement, “Excluded Liabilities” means any such successor Liability, as well as the following obligations, liabilities, covenants, commitments and undertakings of Sellers:

(i)any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other documents and instruments executed in connection with Closing, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(ii)any Liability or obligation other than Assumed Liabilities related to the business carried out with the Purchased Assets by Sellers, including, without limitation, all Liabilities for, accrued payroll, accrued taxes, Taxes, or penalties, interest, fines or assessments in connection therewith, for the periods prior to, through and after the Closing Date;

(iii)all trade payables incurred by Sellers for goods or services delivered to Sellers, other than those set forth on Schedule 1.4(c)(iii) to the extent the trade payable set forth on Schedule 1.4(c)(iii) (a) were accounted for on the Balance Sheet, (b) do not constitute intercompany payables owing to Affiliates of a Seller; (c) do not constitute debt, loans or credit facilities to financial institutions, and (d) arose in the ordinary course of business;

(iv)Sellers’ obligations, Liabilities, covenants, commitments and undertakings under this Agreement or any instrument or agreement entered into pursuant hereto;

(v)Sellers’ product liability for any products or services sold, licensed or performed by Sellers;

(vi)all Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (a) do not constitute pare of the Purchased Assets issued by the Business’s customers to a Seller on or before the Closing; (b) did not arise in the ordinary course of business; or (c) are not validly and effectively assigned to Buyer pursuant to this Agreement;

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(vii)Sellers’ obligations under any agreement or instrument regarding Indebtedness (it being understood that the foregoing shall be paid in full or otherwise satisfied in full by Sellers at Closing);

(viii)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, Employee or agent of a Seller (including with respect to any breach of fiduciary obligations by the same), except for indemnification of the same pursuant to Article 7.

(ix)Any Liabilities of Sellers with respect to any present or former Employees, directors, officers, retirees or Consultants of any Seller or Affiliate of any Seller, including without limitation any accrued and unpaid vacation, holiday, personal leave time, sick leave, unemployment benefits, employee stock option or profit-sharing plans, phantom stock or other equity related compensation arrangements, or severance benefits or accrued benefits of any nature of any Employee, officer and/or director of a Seller or Consultant to a Seller for any period prior to, or as of, the Closing Date; any severance pay or other benefits or pension or retirement liability due to any Employee employed by a Seller and attributable to employment by a Seller; and any liability for workers compensation or other Claims by Employees relating to employment by a Seller;

(x)All of the obligations, liabilities, covenants, commitments and undertakings that accrue or arise prior to the Closing Date under the Assumed Contracts;

(xi)any liabilities in respect of any pending or threatened dispute or legal action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such action relates to such operation on or prior to the Closing Date;

(xii)all liabilities, taxes, penalties, interest and sanctions that arise by reason of or relating to any failure by a Seller to comply with the continuation of health coverage requirements of the Code and ERISA, with respect to any current or prior Employee of a Seller or any qualified beneficiary of such Employee;

(xiii)any Liabilities arising out of, in respect of or in connection with the failure by a Seller or any of its Affiliates to comply with any law or governmental order;

(xiv)except as provided in Section 5.16, any Liability of a Seller or any member, creditor or Affiliate of a Seller for any Tax of any kind or nature, including any Tax which may become payable by reason of the sale and transfer of the Purchased Assets, or be imposed upon either a Seller, or any member, creditor or Affiliate of such Seller by reason of receipt of the Purchase Price or relief from any Liability pursuant to or in connection with this Agreement, including any sales, franchise or income tax generated from activities of the Business on or before the Closing Date;

(xv)any recall, design defect or similar Claims of any products manufactured or sold or any service performed by a Seller

(xvi)any Liabilities under Excluded Contracts or any other Contracts (a) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (b) or (ii) to

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the extent such Liabilities arise or relate to a breach by a Seller of such Contracts prior to the Closing;

(xvii)any Liabilities of a Seller to an equity holder of a Seller;

(xviii)any Liabilities of a Seller under any restrictive covenant, confidentiality agreement, or non-solicitation agreement imposing any restrictions on the Sellers of the conduct of the Business;

(xix)any of the costs and expenses incurred in connection with the future operations or liquidation or dissolution of a Seller and the costs or expenses of a Seller incurred in negotiating, entering into and carrying out its obligations pursuant to this Agreement; and

(d)Payment of Excluded Liabilities and Obligations.  The Excluded Liabilities shall remain the obligations of Sellers.  Each Seller and Parent agree that it will pay, perform and discharge the Excluded Liabilities and Obligations as and when due, jointly and severally.

(e)No Other Liabilities Assumed.  Except for the Assumed Liabilities assumed by Buyer, neither Buyer nor Arcadia is assuming any of Sellers’ liabilities or obligations, whether known or unknown, contingent or realized.

Section 1.5Withholding Tax.  Buyer shall be entitled to deduct and withhold from the Purchase Price the aggregate value of all Taxes that Buyer may be required to deduct and withhold under any provision of tax law.  All Taxes withheld by Buyer shall be paid by Buyer to the corresponding taxing authorities and thereby relieve Seller of any corresponding tax liability with respect to those taxes so paid to the taxing authorities.  All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 1.6Third Party Consents.  To the extent that Sellers’ rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Assets in question so that Buyer would not in effect acquire the benefit of all such rights, the Selling Parties, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.  Notwithstanding any provision in this Section 1.6 to the contrary, Buyer shall not be deemed to have waived its rights under Section 5.2 hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

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Section 1.7Legends.  Each certificate representing shares of Arcadia Common Stock issued to Sellers hereunder shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NO SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, TRANSFER OR OTHER DISPOSITION OR OFFER TO DO ANY OF THE FOREGOING MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL, ACCEPTABLE TO THE ISSUER, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

Article 2
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

To induce the Buyer Parties to enter into this Agreement and Buyer to purchase the Purchased Assets, each Seller Party, jointly and severally, represents and warrants to, and covenants and agrees with, the Buyer Parties, as follows:

Section 2.1Organization and Qualification of Seller.  Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California, and except as set forth on Schedule 2.1(a), has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business as currently conducted.  The copies of Seller’s Organizational Documents, as amended to date, which have been delivered by Seller to Buyer are complete and correct, and such instruments, as so amended, are in full force and effect.  Except as set forth on Schedule 2.1(b), Seller is qualified or licensed to do business and is in good standing in each jurisdiction in which it is required to be so qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on the Purchased Assets or the Business.  Seller does not have or own or control, nor has it owned or controlled, any equity interest or any proprietary interest in any corporation, joint venture, partnership, limited liability company or other entity, or any outstanding options, warrants, or rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire the same.

Section 2.2Authority of Sellers.

(a)Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of such Seller and its members.  This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Arcadia and Buyer) this Agreement constitutes a

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legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms.  When each other Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

(b)Neither the Sellers’ Organizational Documents nor any agreement to which any Seller is a party or by which it is bound, contain or provide for appraisal rights, dissenters’ rights, or similar rights, and no such appraisal rights or dissenters’ rights are available to the members of any Seller, with respect to the transactions contemplated by this Agreement.

Section 2.3Absence of Conflicts and Consent Requirements.  Each Seller’s execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Purchased Assets, will not conflict with, violate or result in any default or breach (with or without notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration, and does not require such Seller to make a filing or provide notice, under any of such Seller’s Organizational Documents or under any mortgage, indenture, agreement, or instrument to which such Seller is a party or by which such Seller or its property is bound, or to any creditor or any other Person in a contractual relationship with the Seller, and will not, except as set forth in Schedule 2.10(a)violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which the Purchased Assets or the Business is subject.  Except for the consents, filings, declarations, registrations and notices set forth on Schedule 2.3 hereto (“Required Consents”), each Seller Party’s execution and delivery of this Agreement and the Transaction Documents and performance of its obligations hereunder, including the sale of the Purchased Assets, will not, except as set forth in Schedule 2.10(a), require the consent of, or filing declaration or registration with, or notice to, any Governmental Authority or other third party.

Section 2.4Financial Statements; Liabilities.

(a)Attached hereto as Schedule 2.4 are (i) an unaudited balance sheet and profit and loss statement for the Business as of and for the calendar years ending December 31, 2019 and 2020, and (ii) an unaudited balance sheet and income statement for the Business as of and for the three months ended March 31, 2021 (the “Financial Statements”).  The Financial Statements are based on, and have been prepared from and are in accordance with, the Books and Records of the Sellers and present fairly the financial condition and results of the operations of the Business.  The balance sheet of the Business as of March 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(b)Sellers do not have any Liabilities, other than those (i) reflected and reserved against in the Balance Sheet as of the Balance Sheet Date or (ii) incurred in the ordinary course of business in accordance with past practices since the Balance Sheet Date, none of which are, individually or in the aggregate, material.  None of the accounts payable of any Seller or the Business is delinquent (as determined in accordance with the terms of such accounts payable).  Except as set forth on Schedule 2.4, Sellers have no Indebtedness creating an Encumbrance on any Purchased Asset.

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Section 2.5Absence of Certain Changes.  Since the Balance Sheet Date, except as set forth or referred to in Schedule 2.5 hereto, with respect to the Purchased Assets there has not been:

(a)Any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)material change in any method of accounting or accounting practice for the Business;

(c)material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)entry into any Contract that would constitute a Material Contract in connection with the Business or the Purchased Assets;

(e)incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g)cancellation of any debts or Claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h)transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(i)abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(j)material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)acceleration, termination, material modification to or cancellation of any Assumed Contract or Permit;

(l)material capital expenditures which would constitute an Assumed Liability;

(m)imposition of any Encumbrance upon any of the Purchased Assets;

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(n)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or Consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any Employee of the Business or any termination of any Employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(o)hiring or promoting any person as or to (as the case may be) a manager or higher or hiring or promoting any Employee below manager except to fill a vacancy in the ordinary course of business;

(p)adoption, modification or termination of any:  (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(r)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(t)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 2.6Title to Purchased Assets.  The Sellers have good and valid title to all of the Purchased Assets.  All such Purchased Assets are free and clear of Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”):  (i) those items set forth in Schedule 2.6; (ii) liens for taxes not yet due and payable; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or (iv) with respect to Real Property only, easements, rights of way, zoning ordinances and other similar encumbrances which are not, individually or in the aggregate, material to the Business or the Purchased Assets, and which do not prohibit or interfere with the current operation of the Business

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Section 2.7Tangible Property; Condition and Sufficiency of Assets.

(a)No Seller owns any Real Property.  Schedule 2.7 lists each Third Party Lease of each Seller.  The Sellers have Made Available to the Buyer Parties true and complete copies of each Third Party Lease and each is in full force and effect.  The applicable Seller holds valid and existing leasehold interests thereunder for the term thereof and neither Seller nor any other party thereto, is in breach or default thereunder.  Except as otherwise noted on Schedule 2.7, the consummation of the transactions contemplated hereby will not cause a breach of or result in any default under, or require any consent, notice or waiver under, any Third Party Lease.  No event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, constitute a breach or default, or permit the termination, modification or acceleration of rent under, any Third Party Lease.

(b)Seller owns all of the properties and assets (real, personal and mixed, tangible and intangible) reflected as owned in the books and records of Seller and that are included in the Purchased Assets, free and clear of all Encumbrances.

(c)The Purchased Assets constitute all of the assets used in the Business as currently conducted, except for the Excluded Assets, and constitute all of the rights, property and assets necessary to conduct the Business a currently conducted.  The Purchased Assets have been reasonably maintained in the ordinary course of business and are suitable for use in the Business.  The tangible assets included in the Purchased Assets are in good operating condition, ordinary wear and tear excepted.

Section 2.8Real Property.

(a)Except for the Leased Property which are leased by any Seller as set forth in Schedule 2.7, each Seller does not own or lease, and the Business does not occupy or otherwise require the use of, any Real Property.

(b)Each Third Party Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Property.

(c)There are currently no material physical or mechanical defects of, in or to the Leased Property or any improvements thereto, including the plumbing, heating, air conditioning and electrical systems, and all such items are in good operating condition and repair and in compliance with all applicable Law.

(d)The Leased Property is not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature.  All buildings, plants and structures used by any Seller or the Business lie wholly within the boundaries of the Leased Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(e)There are currently no material physical or mechanical defects of, in or to the Leased Property, including the plumbing, heating, air conditioning and electrical systems, and all such items are in good operating condition and repair and in compliance with all applicable Law.

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(f)The use and operation of the Leased Property is in compliance with applicable building codes, environmental, zoning and land use laws, and other applicable Law.  There is no Law or Contract to which any Seller either is a party or otherwise subject requiring the installation, replacement or improvement of any loss prevention equipment (such as fire alarm and sprinkler systems) or any pollution control systems on the Leased Property and no Seller has plans to do any of the foregoing.

(g)There are no Persons other than Sellers in possession of any part of the Leased Property as lessees, tenants at sufferance, trespassers or otherwise.  There are no circumstances or conditions that would prevent Buyer from using and operating the Leased Property after Closing in the manner used by Sellers and the Business prior to the Closing.  All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by Law or by the normal use and operation of the Leased Property are installed to the property lines of the Leased Property, are all connected pursuant to valid permits, and are adequate to service the Leased Property and to permit full compliance with all requirements of Law and normal usage of the Leased Property.

Section 2.9Loss Contingencies; Litigation.  Except as described in Schedule 2.9, there are no Claims, actions, suits or other proceedings pending or threatened, against any Seller or any of any Seller’s managers, officers or directors, generally or with respect to the Purchased Assets before any court, agency or other judicial, administrative or other governmental body or arbitrator, nor is there any basis for any of the foregoing, nor are there any judgments, decrees or orders of any Governmental Authority outstanding against or affecting any Seller, any of the Sellers’ managers, officers or directors, or the Purchased Assets which relate to or may affect the Purchased Assets or which seek specifically to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement.  There are no facts that would likely result in any such Claim.  There are no unsatisfied judgments of record relating to the Sellers, the Purchased Assets or the Business.

Section 2.10Compliance with Law; Permits.

(a)Except as set forth on Schedule 2.10(a), Seller has complied in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.  Except as set forth on Schedule 2.10(a), Each Seller has complied in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)Except as otherwise set forth on Schedule 2.10(a), all Permits required for Seller to conduct the Business and operate the Purchased Assets as conducted before the Closing Date have been obtained by the Sellers and are valid and in full force and effect.  Schedule 2.10(b) contains a true and complete list of all such Permits.

Section 2.11Taxes.

(a)All Tax Returns required to be filed by or with respect to any Seller or the Purchased Assets have been duly and timely filed (taking into account applicable extensions of time to file), and all such Tax Returns and amendments thereto are true, complete and correct in

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all material respects.  Each Seller has paid all Taxes it was or is required to pay (whether or not shown on any Tax Return).  Each Seller has withheld and paid over to the applicable Governmental Authority all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any Employee, independent contractor, third party or otherwise and has complied with all information reporting and backup withholding requirements.

(b)No Seller is currently a beneficiary of any extension of time within which to file any Tax Return.

(c)No Seller’s Tax Returns have been audited within the last six years by any Governmental Authority responsible for enforcement of Tax laws, nor has any Seller received any notice of any such audit or inquiry which audit or inquiry has not been settled, and no such audit or inquiry is pending or threatened.  No Seller has received any notice, and to the Knowledge of the Seller Parties, no such notice is intended to be given, that any Seller has not filed a Tax Return or has not paid Taxes required to be filed or paid by it.  No Seller is a party to any action or proceeding for assessment or collection of Taxes and no such action or proceeding has been asserted or threatened against any Seller.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of any Seller.

(d)No Claim has ever been made by any Governmental Authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes upon any property or assets of any Seller, including the Purchased Assets, that arose in connection with any failure to pay any Tax.

(e)No Seller has any Liabilities for unpaid Taxes which have not been accrued or reserved on the face of the Financial Statements (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

(f)There are no Encumbrances on any Purchased Assets relating to or attributable to Taxes, other than for Taxes not yet due and payable.

(g)Each Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h)Since its inception, each Seller has been taxed as a partnership for federal income Tax purposes pursuant to Treasury Regulations § 301.7701-3(a).

(i)All transactions between any Seller, its members and their respective Affiliates have been conducted on an arms’ length basis.

(j)There is not and there will not be any Liability for Taxes arising out of, or attributable to, or affecting the Purchased Assets or the Business for any period prior to the Closing Date, or attributable to the conduct of the operations of the Sellers at any time for which the Buyer Parties will have any Liability at any time for payment or otherwise.

(k)Left Coast Ventures, Inc. is the proper party to sign the FIRPTA certificates required to be delivered by Sellers pursuant to Section 6.2(i) of this Agreement.

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Section 2.12Employee Benefit Plans.

(a)Schedule 2.12 contains a true, complete and correct list of any of the following which relate to or cover Employees of any Seller:  (i) “employee pension benefit plans” and “employment benefit plans” as defined respectively in Section 3(2) and 3(3) of ERISA, and (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, holiday, tuition, vacation, severance, disability, hospitalization, medical insurance or other Employee benefit plan or program which any Seller or any subsidiary maintains or to which any Seller or any such other entity has any present or future obligation to contribute (the “Benefit Plans”).  Complete and accurate copies of (i) all Benefit Plans that have been reduced to writing, (ii) written summaries of all unwritten Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Benefit Plan have been delivered to Buyer.

(b)Each Benefit Plan has been administered in all material respects in accordance with its terms, and each Seller has in all material respects met its obligations with respect to its Benefit Plan and has made all required contributions thereto.  Each Seller and each Benefit Plan is in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)There is no Proceeding before any Governmental Authority or before any arbitrator (except Claims for benefits payable in the normal operation of the Benefit Plans and Proceedings with respect to qualified domestic relations orders) against or involving any Benefit Plan or asserting any rights or Claims to benefits under any Benefit Plan that could give rise to any material liability.

(d)All of the Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)No Seller has ever maintained a Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)At no time has any Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

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(g)There are no unfunded obligations under any Benefit Plan providing benefits after termination of employment to any employee of any Seller (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state Law.  The assets of each Benefit Plan which is funded are reported at their fair market value on the books and records of such Benefit Plan.

(h)No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject any Seller to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Plan.

(i)No Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)Each Benefit Plan is amendable and terminable unilaterally by Sellers at any time without liability or expense to Sellers or such Benefit Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Such Seller from amending or terminating any such Benefit Plan.

Section 2.13Employees and Consultants.  The Buyer Parties shall have no successor liability with respect to the business conducted by Sellers related to the Purchased Assets, including, without limitation, with respect to the Employees.

(a)List of Employees.  Schedule 2.13(a) contains a list of all Employees and Consultants of each Seller and the compensation paid to such Employees and Consultants in 2019 and 2020.

(b)Labor Organizations.  No Seller is a party to, and there does not otherwise exist, any union, collective bargaining or similar agreement with respect to Employees of any Seller.

(c)Restrictions on Employees.  Except as set forth on Schedule 2.13(c)(i), to the Sellers’ Knowledge, no other Employee of Seller or any Consultant providing services to Seller relating to the Intellectual Property of Seller included in the Purchased Assets is subject to any agreement with any other person or entity which requires such Employee or Consultant to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such Employee or Consultant from engaging in competitive activities or solicitation of customers in connection with the Business.  Except as set forth on Schedule 2.13(c), in the previous three (3) years, the Seller has received no written notice from a third party in which such third party is claiming and no Person has a valid claim, that any of the Employees or such Consultants (i) has violated or may be violating any of the terms or conditions of such Employee’s or Consultant’s employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may

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have disclosed, or utilized, any trade secret or proprietary information or documentation of such third party, or (iii) has unlawfully interfered in the employment relationship between such third party and any of its present or former employees.  To the Selling Parties’ Knowledge, no Employee or any such Consultant has employed or has proposed to employ or in any way to misappropriate any trade secret or any information proprietary to any former employer or violated any confidential relationship which such Person may have had with any third party.

(d)EEOC, Employee Claims.  There are no Employee Claims for employment discrimination or otherwise against any Seller or any of its agents or Employees that are currently pending or threatened.

(e)Other Employee or Consultant Claims.  There are no Claims by or before any Governmental Authority or court brought by or on behalf of any current or former Employee or Consultant to any Seller pending or threatened against any Seller or any Employee or officer of any Seller.

(f)Except as set forth on Schedule 2.13(f):  (i) no Seller has any obligation or liability for payment of compensation or other amounts to any Employee, (ii) there are no severance payments which are or could become payable by the Buyer to any Employee or Consultant providing services to any Seller under the terms of any oral or written agreement or commitment or any Law, and (iii) there are no agreements between any of the Employees of or Consultants to any Seller that would restrict, in any manner, such Person’s ability to perform services for the Buyer.

(g)Each Seller has correctly classified and treated those individuals performing services for the Seller as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Seller, and no Seller has any liability for improper classification or treatment of any such individual who should have been classified as an employee under applicable Law, including, but not limited to, for purposes of unpaid wages, unpaid overtime compensation, failure to provide required contributions for unemployment insurance coverage, failure to deduct or provide applicable Tax and related payments, failure to provide worker’s compensation coverage or short-term disability coverage, or by reason of an individual who performs or performed services for a Seller in any capacity as an employee being improperly excluded from participating in an Employee Benefit Plan.

(h)Schedule 2.13(g) contains a list of each agreement to which any Seller is a party that purports, with respect to any officer, agent, employee, consultant or contractor of the Seller, (i) to limit his or her rights to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to the Seller or to any other Person any rights to any invention, improvement, or discovery.

Section 2.14Insurance.  Schedule 2.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all

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pending claims and the claims history for each Seller since January 1, 2019.  There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither the Seller nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  None of the Sellers or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been Made Available to Buyer.

Section 2.15Books and Records.  Each Seller has Made Available and shall continue to make available to the Buyer Parties all books and records and other information in such Seller’s control or possession or reasonably available to such Seller relating to the Purchased Assets.  All such books, records and information are true, correct and complete.

Section 2.16Environmental.  To the best of Seller’s knowledge, each Seller is in compliance in all material respects with all Environmental Laws relating to the Purchased Assets, or any properties or facilities used, leased or occupied by Seller (collectively, “Seller’s Facilities”).  Seller has not received any written notice from any Governmental Authority with respect to any alleged material violation of any Environmental Law.

Section 2.17Material Contracts.

(a)Schedule 2.17(a) lists all of the Material Contracts of each Seller.  Each Seller has delivered to Buyer or Made Available to Buyer or its representatives a complete and accurate copy of each such Material Contract and all amendments or modifications thereto.

(b)With respect to each Material Contract required to be listed in Schedule 2.17(a) and included in the Purchased Assets:  (i) such Material Contract is in full force and effect as of the date of this Agreement and constitutes a legal, valid and binding agreement of a Seller and each other party thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (ii) no Seller is not in default thereunder; (iii) no other party to such Material Contract is in default of such Material Contract; and (iv) no event has occurred and no condition exists that with notice or lapse of time or both would constitute a default thereunder, or would permit the modification or premature termination of such Material Contract by any other party thereto True, correct and complete copies of all Seller Material Contracts have been Made Available by Seller to Buyer.

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Section 2.18Regulatory Compliance.

(a)Except as set forth on Schedule 2.18(c), all manufacturing operations performed by any Seller are being conducted in compliance in all material respects with the FDA’s current good manufacturing practice regulations for food and dietary supplements and requirements for the Products, including the Food Safety Modernization Act and its implementing regulations and, to the extent applicable, for Products sold or distributed either (i) under one of Seller’s own brands, or (ii) by a third party that has notified any Seller of the country(ies) to which it will be exporting the Product, comparable counterpart Laws in the countries where compliance by any Seller is required.

(b)Except as set forth on Schedule 2.18(d), during the five years preceding the date of this Agreement, there have been no recalls, corrective actions or seizures initiated or other adverse regulatory actions taken by the FDA or any other Governmental Authority with respect to any of the Products or facilities where any such Products are manufactured, processed, packed, packaged, stored or labeled.  No Seller has either voluntarily, or at the request of any Governmental Authority, initiated or participated in a recall (voluntary or mandatory) or market withdrawal (as such terms are defined under the FFDCA and the FDA’s implementing regulations and requirements) with respect to any Product or provided post-sale warnings regarding any Product, except as set forth on Schedule 2.18(d).

(c)All written and electronically delivered filings with, and submissions to, the FDA or any other Governmental Authority or trade organization in any other jurisdiction made by any Seller with regard to the Products were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

Section 2.19Suppliers and Customers.  Schedule 2.19(a) sets forth each supplier, vendor, strategic partner, or marketing affiliate entity, to whom the Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $10,000 in the aggregate since January 1, 2019 (collectively, the “Material Suppliers”).  Schedule 2.19(b) sets forth each customer, to whom the Sellers has been paid consideration for goods or services rendered in an amount greater than or equal to $10,000 in the aggregate since January 1, 2019 (collectively, the “Material Customers”).  No Seller has received any notice, and no Seller reasonably expects, that any of the Material Suppliers or Material Customers has ceased, or intends to cease, to supply goods or services to the Business, to purchase goods or services of the Business or to otherwise terminate or materially reduce its relationship with any Seller.  There are no outstanding disputes between any Seller Party and any Material Supplier or Material Customer, and there have been no such disputes in the twelve (12) months preceding the date of this Agreement.

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Section 2.20Intellectual Property.

(a)Schedule 2.20(a) sets forth a complete and accurate list of all Patents, Copyrights pertaining to Software, internet domain names and Marks that constitute Owned Intellectual Property.

(b)Schedule 2.20(b) sets forth a complete and accurate list of any unregistered Owned Intellectual Property that is material to the Business.

(c)Schedule 2.20(c) sets forth all Contracts granting rights in Intellectual Property to any Seller (other than agreements relating to commercially-available, non-customized off-the-shelf software).

(d)Schedule 2.20(d) sets forth all agreements pursuant to which any Seller has granted, or may be obligated to grant, to any Person any license under or any other rights or interest in or to any Business Intellectual Property, including the distribution or license of, or royalty payments with respect to, Business Intellectual Property (other than rights granted to end user customers of such Seller’s products and services in the ordinary course of business).  Taken together, Schedule 2.20(c) and 2.20(d) set forth all licenses granted by or to any Seller with respect to any of the Intellectual Property included in the Purchased Assets.

(e)Sellers owns all right, title and interest in and to all of the Owned Intellectual Property and has a valid right to use all Third Party Intellectual Property, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances) and free from any requirement of any charges or fees (other than ordinary recurring license, subscription, maintenance or similar charges or fees) or conditions, rights or restrictions (except, in the case of Third Party Intellectual Property, as provided pursuant to the terms of the agreements governing such Third Party Intellectual Property).  Except as set forth in any license or other agreements listed on Schedule 2.20(c) or 2.20(d), Buyer will have the unrestricted right to and may use, sell, assign, transfer, license, sublicense, modify and encumber all Seller Intellectual Property immediately after the Closing to the same extent as the Sellers had the right, power and authority to use, sell, assign, transfer, license, sublicense, modify and encumber the Seller Intellectual Property prior to the Closing, without Encumbrances of third parties.

(f)The rights of the Sellers in and to all Owned Intellectual Property and all Third Party Intellectual Property are valid and enforceable.  The Owned Intellectual Property and the Third Party Intellectual Property represent all the intellectual property currently necessary for the operation of the Business.

(g)Except as otherwise set forth on Schedule 2.20(g), no Seller has transferred full or partial ownership of, or granted any exclusive license, to any other Person with respect to any Owned Intellectual Property, and no Owned Intellectual Property or Third Party Intellectual Property, is subject to any outstanding Encumbrance (other than Permitted Encumbrances) or award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Governmental Authority restricting the use of such Intellectual Property, nor is there any pending or threatened, Proceeding relating to any Owned Intellectual Property or Third Party Intellectual

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Property (including any interference, reissue, reexamination or opposition proceeding or proceeding contesting the rights of any Seller to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property).

(h)To Seller’s Knowledge, no Owned Intellectual Property or Third Party Intellectual Property, infringes upon, misappropriates or otherwise violates any Intellectual Property or other rights owned or held by any other Person or is alleged to do so.

(i)To Seller’s Knowledge, No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any rights of any Seller in any Owned Intellectual Property.

(j)No Seller is not bound by any existing or contingent covenant or obligation not to sue or otherwise enforce any legal rights with respect to any Business Intellectual Property.

(k)Except as otherwise set forth on Schedule 2.20(k), each Seller is in compliance in all material respects with all applicable Law with regards to all Owned Intellectual Property (including payment of filing, examination and maintenance fees, renewal filings and proofs of working or use).  To Seller’s Knowledge, no Seller has violated or infringed upon any Intellectual Property of any third parties, and no Seller has received any notice alleging any such violation, infringement or other conflict.

(l)Each Seller has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that such Seller holds, or purports to hold, as a trade secret.

(m)Each Person who is or was an Employee or Consultant of any Seller and who is or was involved in the creation or development of any Owned Intellectual Property has signed an agreement containing an assignment of Intellectual Property rights to the Seller and confidentiality provisions protecting the Owned Intellectual Property.  To Seller’s Knowledge, no current or former stockholder, officer, director, or employee of any Seller has any claim, right (whether or not currently exercisable), or interest to or in any Owned Intellectual Property.  To Seller’s Knowledge, no Employee of any Seller is (i) bound by or otherwise subject to any Contract restricting such Employee from performing such Employee’s duties for such Seller or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property rights or confidentiality obligations in connection with such Employee’s activities as an employee of such Seller.

(n)Except as otherwise set forth on Schedule 2.20(n), the consummation of any of the transactions contemplated hereby will not, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare:  (i) a loss of, or Encumbrance on, any Owned Intellectual Property; (ii) the release, disclosure, or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Owned Intellectual Property; or (iv) a loss or termination of, or Encumbrance on, any Third Party Intellectual Property.

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(o)Each Seller possesses all source codes for all Software included within the Owned Intellectual Property.  To Seller’s Knowledge, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions:  (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(p)Schedule 2.20(p) contains a complete and accurate list of:  (i) each item of Open Source Software that is used by any Seller and included in the Purchased Assets; and (ii) the corresponding Open Source License pursuant to which any Seller received such Open Source Software.  Each Seller has complied with all requirements of each Open Source License, other than non-material requirements.  Each Seller has not used, modified, distributed or otherwise undertaken any act or omission with respect to any Open Source Software that would be likely to result in any Claim that any Owned Intellectual Property, in whole or in part, is (1) required to be Made Available to any third party in source code form; (2) required to be licensed to any third party for the purpose of modification or redistribution; (3) required to be licensed to any third party at no charge; or (4) required to be made subject to the terms and conditions of any Open Source License.

(q)No funding, facilities or resources of any Governmental Authority, university, college, or other educational institution, multi-national, or international organization or research center were used in the development of any Owned Intellectual Property or otherwise Made Available to any Seller for any purpose in connection with its Business, and no such governmental entities owns or has a right to obtain any rights to any Owned Intellectual Property.

(r)The computer, information technology and data processing systems, facilities and services used by the Seller, including all software, hardware, networks, communications facilities, platforms and related systems and services that are included in the Purchased Assets (collectively “Systems”), are in good working condition and reasonably sufficient for the existing and currently anticipated future computing data processing and information technology needs of the Sellers.

(s)To Seller’s Knowledge, each Seller has complied in all materials respects with all applicable Law, such Seller’s contractual and fiduciary obligations, and any Seller privacy policies relating to the collection, storage, transfer and any other processing of any information that alone, or in combination with other information held by the Seller, relates to an identified or identifiable individual natural person (“Personal Data”) collected, processed, or used by the Seller in any matter, including in connection with any Seller services, databases and internet websites or owned, maintained or operated by the Seller or maintained by third parties having authorized access to such information on the Seller’s behalf.  To Seller’s Knowledge, Seller has, at all times, made all disclosures and obtained all consents required by applicable Law.  No Seller offers goods or services to European Union or European Economic Area residents, and does not monitor the behavior or users inside the European Union or European Economic Area.

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(t)Each Seller has implemented all necessary physical, technical, organizational and administrative security measures in place designed to preserve the availability, security and integrity of the Systems and all data collected, stored, transferred or otherwise processed by the Seller (including Personal Data and third party content) and to protect the Systems from and against unauthorized access, use and/or disclosure, including implementation of the policies and procedures set forth in Schedule 2.20(t).  Each Seller has also implemented the backup and recovery plans set forth in Schedule 2.20(t).  To Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security of Systems (“Security Breach”).

(u)Seller has, at all times, complied in all material respects with content security standards required by any vendor, customer or strategic partner of such Seller.  To Seller’s Knowledge,  no event has occurred or circumstance exists, or has existed in the past three (3) years, that has or would reasonably be likely to give rise to or serve as a basis for a breach with respect to content security obligations under any Material Contract.

(v)Schedule 2.20(v) sets forth a complete and correct list of all of the agreements that each Seller has with any of its Employees, officers and/or Consultants related to (i) the assignment of Intellectual Property Rights to such Seller or (ii) the creation of any Intellectual Property Rights.

Section 2.21Product Warranty; Product Liability.

Except as set forth in Schedule 2.10(a), the products produced, sold or delivered by each Seller in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws.  No Seller has any material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Financial Statements.

(b) To Seller’s Knowledge, each Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of such Seller.  No Seller has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of such Seller with respect to products produced or delivered, sold or installed or services rendered by or on behalf of any Seller.

Section 2.22Inventory.  All Inventory is in good condition.  The amount and quality of the Inventory is consistent with normal operating levels maintained by the Business in keeping with past practice.  No item of Inventory is beyond expiration date, obsolete or unusable.  The value of the Inventory is not less than the value reflected on the Balance Sheet.

Section 2.23Backlog.  The Backlog set forth on Schedule 1.1(m) represents the Business’s complete internal records of the backlog of unfilled firm orders by customer and by product as of the date hereof.  The Backlog reflect bona fide orders that were made in the ordinary course of business and no Seller has received notice or has any basis to believe that such orders are subject to modification or termination.

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Section 2.24Intentionally Omitted.

Section 2.25Related Party Transactions.  Except as set forth on Schedule 2.24 (collectively, the “Affiliate Agreements”), no Affiliate of any Seller, no current or former member, officer, director, manager or employee of Seller or any Affiliate of Seller, and no immediate family member of any of the foregoing:  (i) is a party to any Contract or ongoing transaction or business relationship with, or has any Claim or right against, any Seller relating to any of the Business, the Purchased Assets or the Assumed Liabilities; (ii) has any ownership interest in any of the Purchased Assets; (iii) provides material services to the Business (other than employment by a Seller); or (iv) has borrowed money from or loaned money to any Seller in connection with the Business that is currently outstanding.

Section 2.26Solvency.  Each Seller is entering into this Agreement and the transactions contemplated hereby without the intent to hinder, delay, or defraud any creditor of any Seller.  This Agreement provides for the receipt by Sellers of reasonable value for the Purchased Assets.  Each Seller is, after giving effect to the transactions contemplated hereby, solvent, able to pay its Liabilities as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, will not be rendered insolvent by the execution and delivery of this Agreement or by completion of the transactions contemplated hereby, and taking into account all pending and threatened litigation, final judgments against any Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, any Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of each Seller.  The cash available to each Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all Liabilities promptly in accordance with their terms.

Section 2.27Conduct Prior to Closing.  Seller has and will conduct its business only in the ordinary course.  Without limiting the generality of the foregoing, Seller has not or will not:  (i) sell or otherwise dispose of or transfer any of the Purchased Assets, other than by transactions and actions in the ordinary course of business; (ii) make or incur any account payable other than in the ordinary course of business (except in connection with the transactions contemplated by this Agreement); or (iii) permit or allow any default to occur under any Indebtedness of Seller or under any contract or agreement of Seller, which could have a Material Adverse Effect on Seller with respect to the Business or the Purchased Assets.

Section 2.28Full Disclosure.  No representation or warranty by a Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to a Buyer Party pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  There is no event or circumstance which any Seller Party has not disclosed to the Buyer Parties which could reasonably be expected to be material or adverse to the Business or the Purchased Assets.

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Section 2.29Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of any Seller Party.

Section 2.30Share Issuance Representations and Warranties.  With respect to the issuance of the Shares hereunder, each Seller hereby represents and warrants to the Buyer Parties as follows:

(a)Acquisition for Investment.  The Seller is acquiring the Shares for investment solely for such Seller’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.

(b)Counsel.  Seller has had an opportunity to consult with counsel and other advisors before committing to acquire the Shares.

(c)Restrictions on Transfer.  The Seller understands that it must bear the economic risk of the purchase of the Shares for an indefinite period of time because, except as provided in this Agreement, (A) Arcadia’s issuance of the Shares to Seller will not be registered under the Securities Act and applicable state securities laws in reliance on Seller’s representations, (B) the Shares may not be sold, transferred, pledged or otherwise disposed of without an opinion of counsel, if requested by Arcadia, satisfactory to Arcadia, that registration under the Securities Act or any applicable state securities laws is not required, (C) no Buyer Party has an obligation to register the issuance or resale of the Shares (or perfect any exemption) nor has it agreed to do so in the future, (D) the exemption provided in Rule 144 under the Securities Act is not presently available for the resale of any of the Shares and may not be available in the future with respect to any proposed transfer of the Shares, and (E) Arcadia is not under any obligation to perfect any exemption for the resale of any of the Shares.

(d)Seller Can Protect Seller’s Own Interests.  Seller can properly evaluate the merits and risks of an investment in the Shares and can protect Seller’s own interests in this regard, whether by reason of Seller’s own business and financial expertise, the business and financial expertise of professional advisors unaffiliated with Arcadia with whom Seller has consulted, or Seller’s preexisting business or personal relationship with Arcadia or any of its officers, directors or controlling persons.

(e)Opportunity to Ask Questions.  Seller has had an opportunity to ask questions and receive answers concerning the capitalization of Arcadia and the business, financial condition and operations of Arcadia, and has had full access to such other information concerning the Arcadia as Seller has requested.

(f)Certain Risk Factors.  Seller realizes that the acquisition of the Shares involves a high degree of risk, and that Arcadia’s future prospects are uncertain.  Seller is able to hold the Shares indefinitely if required, and is able to bear the loss of Seller’s entire investment in the Shares.  Seller has had an opportunity to review such documents and information as Seller has

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requested, to Seller’s satisfaction.  Seller understands the speculative nature of and risks involved in the proposed investment in Arcadia.

(g)Reliance.  Seller has discussed with, and relied upon the advice of, Seller’s counsel with regard to the meaning and legal consequences of its representations and warranties in this Agreement and the considerations involved in receiving the Shares at Closing.  Except for the representations of Parent specifically contained herein, neither Seller or other transferee is relying or can rely on any statements (written or oral) made by Arcadia or any of its officers, directors, partners, employees, representatives or any Affiliate of any of the foregoing.

Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to, and covenants and agrees with, Buyer, as of the date hereof and as of the Closing:

Section 3.1Organization of Parent; Ownership.  Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business as currently conducted.  Parent owns all of the issued and outstanding equity interests of Rever Holdings, LLC, which owns all of the issued and outstanding equity interests of Lief and Eko. Eko owns all of the issued and outstanding equity interests of Zola.

Section 3.2Authority of Parent.  Parent has full power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized on the part of Parent and its members.  This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Arcadia and Buyer) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms.  When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

Section 3.3Absence of Conflicts and Consent Requirements.  Parent’s execution and delivery of this Agreement and performance of its obligations hereunder, will not conflict with, violate or result in any default or breach (with or without notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration, and does not require Parent to make a filing or provide notice, under any Parent Organizational Documents or under any mortgage, indenture, agreement, or instrument to which Parent is a party or by which Parent or its property is bound, or to any creditor or any other Person in a contractual relationship with Parent, and will not violate any judgment, order, decree, law, statute, regulation or other judicial or governmental

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restriction to which the Purchased Assets or the Business is subject.  Parent’s execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Purchased Assets, will not require the consent of, or any prior filing with or notice to, any Governmental Authority or other third party.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Each of Arcadia and Buyer, jointly and severally, represents and warrants toto Parent and each Seller as follows:

Section 4.1Corporate Organization and Authority.  Arcadia is a corporation validly existing under the laws of the State of Delaware, with full power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement.  Buyer is a limited liability company duly formed and existing under the laws of the State of Delaware, with full power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement.  Each Buyer Party’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and its acquisition of and payment for the Purchased Assets have been duly authorized by all requisite corporate action on the part of such Buyer Party, and this Agreement and the other Transaction Documents to which it is a party constitutes each Buyer Party’s legal, valid and binding obligations, enforceable against such Buyer Party in accordance with its terms.

Section 4.2Absence of Conflicts and Consent Requirements.  Each Buyer Party’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and performance of its obligations hereunder and thereunder, including the purchase of and payment for the Purchased Assets hereunder, do not and will not conflict in any material respect with, violate or result in any material default under, such Buyer Party’s Organizational Documents or with any agreement or instrument to which such Buyer Party is a party or by any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which such Buyer Party is subject.  Buyer’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder, including the purchase of and payment for the Purchased Assets, do not and will not require the consent of, or any prior filing with or notice to, any Governmental Authority or other third party pursuant to any agreement between Buyer and such third party.

Section 4.3Validity of Shares.  As of the Closing Date and upon the completion of the Closing and the performance by the Seller Parties of all of their obligations contemplated by this Agreement to be performed on or before the Closing Date, and subject to the representations of the Seller Parties in this Agreement being true and accurate, the Shares will be validly issued, fully paid, and nonassessable.  Except for the restrictive legend contained on the Shares and any applicable restrictions under the Securities Act, there are no other restrictions or encumbrances on the Shares.

Section 4.4SEC Reports.  Parent has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC for the prior twelve months (the “SEC Reports”), each of which complied in all material

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respects with applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed.  None of the SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied upon its own investigation and the express representations and warranties of Seller set forth in Article 2 of this Agreement (including related portions of the attached schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 2 of this Agreement (including the related portions of the schedules).

Section 4.6Brokers.  Other than Rabo Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of any Buyer Party.  Buyer Parties are solely responsible for any and all brokerage, finders, or other fee or commission due Rabo Securities as a result of the transaction contemplated by this Agreement and any Transaction Document.

Section 4.7Solvency.  Immediately after giving effect to the transactions contemplated hereby and provided that (i) Seller Parties representations and warranties about the Business, the Purchased Assets and Assumed Liabilities are true and correct, and (ii) the Business has not suffered a Material Adverse Effect, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) have cash on hand or own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.8Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.9Litigation.  There is no action, suit or proceeding, or governmental inquiry or investigation, pending or to the Buyer’s knowledge, threatened against the Buyer in connection with or related to the Shares, and, to the Buyer’s knowledge, there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation.

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Section 4.10Permits/Compliance with Laws.  The Buyer is in compliance in all material respects with all Laws applicable to Buyer.  The Buyer has not received any written notice from a Governmental Authority that alleges that it is not in compliance with any Law, and the Buyer has not been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.

Section 4.11Undisclosed Liabilities. The Buyer does not have any material Liabilities of any nature (whether accrued or unaccrued, absolute or contingent, direct or indirect, perfected or unperfected, liquidated or unliquidated, or otherwise, and whether due or to become due) arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or condition existing on or prior to the date hereof (regardless of when such Liability is asserted), except for any material Liabilities which has arisen in the ordinary course of business, none of which are material Liabilities for breach of contract, tort or violation of Law, and none of which are material.

Article 5
OTHER COVENANTS AND AGREEMENTS

Section 5.1Press Releases and Announcements.  Each Seller Party agrees that such Seller Party will not prepare or disseminate any press releases, public announcements or other disclosures relating to the transactions contemplated hereby without the written consent of Arcadia, not to be unreasonably withheld or delayed; provided, that this Section shall not preclude Parent and Sellers from making any disclosure as to the transactions contemplated hereby which Parent reasonably believes is required by law or necessary to its attorneys, advisors, members or creditors in connection with the transactions contemplated by this Agreement or to any Governmental Authority.

Section 5.2Maintenance of Records.  Inasmuch as certain records of the Seller Parties relating to the business are to be included as Purchased Assets and sold to Buyer hereunder, and certain other of such books, records and documents are Excluded Assets to be retained by the Seller hereunder, and the Buyer Parties or Seller Parties may have need to have access to the books, records and documents held by the other after the Closing, Buyer and the Seller Parties agree that they shall each maintain for at least seven (7) years after the Closing Date (or for such longer period as may be required by applicable Law) the respective books, records and documents of the Sellers sold or retained by Sellers hereunder.  During said period, representatives of the Buyer Parties or Seller Parties (as applicable) shall be permitted to inspect and make copies of said books, records and documents retained by the Seller Parties or Buyer (as applicable) and related to the Purchased Assets during normal business hours and upon reasonable notice for purposes related to the business of the Seller Parties or Buyer (as applicable).

Section 5.3Further Assurances.  The Seller Parties and the Buyer hereby covenant and agree with the other that at any time and from time to time they will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement.

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Section 5.4Fees and Expenses; Prorations.  The Seller Parties and Buyer Parties shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, and their consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of their respective counsel, accountants and consultants.

Section 5.5Confidential Information.

(a)General.  Each Seller Party recognizes and acknowledges that it has had access to certain Confidential Information.  Each Seller Party covenants and agrees that, except with respect to the actions contemplated by this Agreement, such Seller Party will not use or disclose of any Confidential Information (hereinafter defined), except to the extent required to carry out the transactions contemplated by this Agreement, or except as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of any Seller Party, have entered the public domain.  Except as Buyer Parties and a Seller Party may mutually agree, no Seller Party may disclose the specific terms of this Agreement only to its members, officers, directors, noteholders, and advisors, or otherwise to the extent required by applicable Law.

(b)Confidential Information.  For purposes of this Agreement, “Confidential Information” means:  any confidential, proprietary or trade secret data or information of each Seller Party or Buyer concerning the Business or Purchased Assets that is not generally known by the public.  To the extent consistent with the foregoing definition, Confidential Information includes without limitation: customer lists; business plans and financial statements, reports and projections of the businesses conducted by any Seller; or information or materials relating to contemplated product or service plans, product characteristics, functions or attributes, marketing or business strategies, third party relationships, or pricing or financial information.

(c)For a period of one (1) year from and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause the respective representatives of such Seller and its Affiliates to hold, in confidence any and all information, whether written or oral, including, without limitation, Confidential Information, except to the extent that such Seller Party can show that such information (i) is generally available to and known by the public through no fault of any Seller or any Affiliate or representative thereof or (ii) is lawfully acquired by such Seller Party or any such Affiliate or representative from and after the Closing from sources unrelated to the Buyer Parties or the Seller Parties which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Seller Party or any of its Affiliates or any representative is compelled to disclose any Confidential Information by judicial or administrative process or by other legal requirement, the Seller Parties shall promptly notify Buyer Parties in writing, and the applicable Seller Party shall disclose (and shall cause such Affiliate or representative to disclose) only that portion of such information which the applicable Seller is advised by its counsel legally required to be disclosed, provided that the applicable Seller Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.6Trade Payables. Sellers will pay in full within ten (10) days of the Closing Date, all outstanding trade payables of Sellers which are not an Assumed Liability.

Section 5.7Employees; Employee Benefits.

(a)Arcadia or Buyer have offered employment to the Seller Employees set forth on Schedule 5.7(a) hereto (“Offered Employees”) on the terms set forth on Schedule 5.7(a).  Arcadia or Buyer has offered an independent contractor relationship to the Seller Consultants set forth on Schedule 5.7(b) (“Offered Consultants”).  Following the Closing, Arcadia or Buyer may offer employment as an employee of, or consultant to, Buyer or Arcadia, to such other Seller Employees or Consultants as Arcadia may in its discretion determine, and may enter into offer letters, employment agreements or consulting agreements with such other Persons.  Each Seller Party shall immediately terminate any Offered Employee and Offered Consultant that has accepted a Buyer Party’s offer of employment or engagement.  Each of the Employees of Seller who is offered and who accepts employment by Buyer or Arcadia as an employee of Buyer or Arcadia shall be referred to herein as a “Transferred Employee.”  Subject to the terms and conditions of any applicable employment agreement that Buyer or Arcadia may enter into with a Transferred Employee, any employment of a Transferred Employee will be at-will.  Subject to any applicable legal requirements, Buyer shall hereinafter have reasonable access to the personnel records (including performance appraisals, disciplinary actions and grievances) of each Seller with respect to any Offered Employees.  Each Seller Party shall provide each Transferred Employee with the same health insurance benefits such Transferred Employee received from Seller Party immediately prior to his or her termination from such Seller Party through June 30, 2021, and Arcadia agrees to reimburse Seller Parties (and/or the Parent or its affiliates, including CMG Partners, Inc.) for the premium costs for these health insurance benefits for Transferred Employees up to $45,000.

(b)The Seller Parties will pay all wages for services rendered by employees of Sellers and compensation payable to consultants to Sellers on or prior to the Closing Date when due in accordance with applicable Law and the terms of any applicable plans, agreements, policies or arrangements, and shall otherwise fully satisfy any outstanding employment obligations and financial obligations with respect to such Seller employees or consultants on or before the Closing Date.

(c)The Seller Parties shall pay, perform or otherwise discharge as the same shall become due and payable, as applicable, in accordance with their respective terms, each of the following, which the Parties acknowledge and agree shall be Excluded Liabilities:

(i)Any Liabilities relating to Seller Employees or consultants (or their covered family members), resulting from any and all Claims related to or arising out of such individual’s employment with Sellers, or termination thereof, or with respect to any services or benefits provided or incurred under any Benefit Plan (including any severance or other termination benefits, pension or retirement, incentive compensation, deferred compensation, medical, disability, life insurance, welfare or fringe benefit plans, programs or arrangements), whether such Claims are incurred or asserted before, on or after the Closing Date.

(ii)Any Liabilities relating to Seller Employees or consultants (or their covered family members), resulting from (A) any Claims related to or arising out of such Person’s

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employment on or before the Closing Date or with respect to any services or benefits provided or incurred under any Benefit Plan of any Seller Party (including any severance or other termination benefits, pension or retirement, incentive compensation, deferred compensation, medical, disability, life insurance, welfare or fringe benefit plans, programs or arrangements) on or before the Closing Date, whether such Claims are asserted before, on or after the Closing Date, (B) any Claims related to or arising out of any services or benefits provided or incurred under any Seller Party Benefit Plan (including any severance or other termination benefits, pension or retirement, incentive compensation, deferred compensation, medical, disability, life insurance, welfare or fringe benefit plans, programs or arrangements), regardless of whether such Claims are incurred or asserted before, on or after the Closing Date, (C) any Claims related to or arising out of accrued and unpaid paid time off with respect to any Seller Employees or consultants, and (D) any Claims related to or arising out of a Claim of actual or constructive termination resulting from the consummation of the transactions contemplated by this Agreement.

(iii)Without limiting the foregoing, the Seller Parties shall (to the extent legally required) be solely responsible for providing continuation health coverage as described in Section 4980B of the Code (“COBRA”) for any Employees of Seller Parties and their covered eligible dependents.  The Parties acknowledge and agree that nothing set forth in this Agreement shall entitle any employee of or consultant to any Seller Party to any third party beneficiary rights under this Agreement.

Section 5.8Mail. Each Seller hereby irrevocably authorizes Buyer after the Closing to receive and open all mail and other communications received by Buyer and addressed or directed to a Seller and, to the extent relating to the Purchased Assets or the Assumed Obligations, to act with respect to such communications in such manner as Buyer may reasonably elect.  If any such communication does not relate to the Purchased Assets or the Assumed Obligations (including, but not limited to payments applicable to Seller’s Accounts Receivables), Buyer will forward such communication to Seller.  Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller after the Closing that relates to the Purchased Assets or the Assumed Obligations.

Section 5.9Sellers Financial Statements. As soon as practicable but in no event later than forty-five (45) days following the Closing Date, Sellers shall deliver to the Buyer Parties true and complete copies of (i) Seller’s audited consolidated balance sheet as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations and statements of cash flows of each Seller for the periods covered therein, together with all related notes and schedules thereto, accompanied by the report thereon of Seller’s independent auditors, (ii)  the unaudited consolidated balance sheet of each Seller as of March 31, 2021 and the related consolidated statement of operations and statement of cash flows for the three month period then ended (collectively, the “Seller GAAP Financial Statements”).  The Seller GAAP Financial Statements (i) shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP) applied on a consistent basis throughout the periods indicated and (ii) fairly present the consolidated financial condition and operating results of Sellers at the respective dates thereof and for the periods indicated.

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Section 5.10Restrictive Covenants.

(a)Each Seller and Parent covenants and agrees that for a period of six (6) months following the Closing Date (the “Restricted Period”), that it shall not, and shall not permit any subsidiary or parent entity to:  (i) solicit, encourage, cause or attempt to cause a customer, vendor or strategic partner of a Seller during the one (1) year period immediately prior to the Closing (each, a “Business Party”) not to do business with or to reduce any part of its business with the Buyer Parties or its Affiliates; (ii) engage in a Competitive Business; or (iii) solicit, encourage, cause or attempt to cause any Person that supplied goods or services to a Seller not to do business with or to reduce any part of its business with the Buyer Parties or its Affiliates.

(b)Each Seller and Parent further covenants and agrees that during the Restricted Period, it shall not, whether on behalf of any other Person or its own behalf, directly or indirectly:  (i) hire or engage or attempt to hire or engage for employment or as an independent contractor any Person hired by Buyer within ten (10) days of Closing, who was employed or engaged by a Seller during the one (1) year period immediately prior to the Closing (each, a “Restricted Provider”); or (ii) solicit or encourage any Restricted Provider to terminate his or her employment, consultant or contractor relationship with the Buyer Parties or its Affiliates;.

(c)Each Seller and Parent has carefully read and considered the provisions of this Section 5.10 and, having done so, agrees that the restrictions set forth herein are fair and reasonable given the terms and conditions of this Agreement, the nature of each Seller’s business, the area in which each Seller and its Affiliates market their products and services, and the consideration being provided pursuant to this Agreement.  In addition, each Seller and Parent specifically agrees that the length, scope and definitions used in the covenants set forth in this Section 5.10 are fair and reasonable.  Each Seller and Parent further agrees that the restrictions set forth in this Section 5.10 are reasonably required for the protection of the legitimate business interests of the Buyer Parties and its Affiliates.  Thus, each Seller and Parent agrees not to contest the general validity or enforceability of this Section 5.10 before any court, arbitration panel or other governmental body.

(d)Each Seller and Parent acknowledges and agrees that its breach of any of the covenants in this Section 5.10 during the Restricted Period shall result in irreparable damage and continuing injury to the Buyer Parties.  Therefore, in the event of any breach or threatened breach of such covenants during the Restricted Period, each Seller and Parent agrees that the Buyer Parties and its Affiliates shall be entitled to seek an injunction from any court of competent jurisdiction enjoining such Person from committing any violation or threatened violation of those covenants.  All remedies available to the Buyer Parties and its Affiliates by reason of a breach by any Seller or Parent of the provisions of this Agreement are cumulative, none is exclusive and all remedies may be exercised concurrently or consecutively at the option of the Buyer Parties and its Affiliates.  In the event of litigation involving this Section 5.10, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal.  The existence of any Claim or cause of action by a Seller against the Buyer Parties or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Buyer Parties of the provisions of this Section 5.10, which Section will be enforceable notwithstanding the existence of any breach by Buyer.

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(e)Each Seller and Parent agrees that the covenants in this Section are necessary in terms of time and activity to protect the Buyer Parties’ interest in the assets being acquired pursuant to this Agreement and impose a reasonable restraint in light of the activities and businesses of the Sellers on the Closing Date.

Section 5.11Insurance Tail Policy.  At or prior to the Closing, each Seller shall obtain a Tail Policy.

Section 5.12Lock-Up Agreement.  Each Seller hereby agrees that it shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of the shares of Arcadia Common Stock acquired from Buyer at Closing before the six-month anniversary of the Closing Date.

Section 5.13Change of Name.  To the extent requested by Buyer at any time in the three (3) months following the Closing Date, each Seller shall promptly amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to each Seller’s present name to avoid confusion.

Section 5.14Bulk Sales Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.15Receivables.  From and after the Closing, if any Seller Party or any of its Affiliates receives or collects any funds relating to any Purchased Asset, the Seller Party of its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof.  From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Parent on behalf of the applicable Seller within five (5) Business Days after its receipt thereof.

Section 5.16Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any Real Property transfer Tax and any other similar Tax) shall be paid equally by the Seller Parties and  Buyer when due.  Each Party shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and each other Party shall cooperate with respect thereto as necessary).

Section 5.17Tax Clearance Certificates.  Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer Parties to any Taxes of Sellers.  If any taxing authority asserts that the Sellers are liable for any Tax, the Seller Parties shall promptly pay any and all such

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amounts and shall provide evidence to the Buyer that such Liabilities have been paid in full or otherwise satisfied.

Section 5.18Acai Puree Sales Leads.  For a period of four (4) years following the Closing Date, Buyer agrees that all inquiries for the potential purchase of acai puree received through Seller’s website shall be redirected to Stiebs, LLC in a commercially reasonable manner.

Article 6
CLOSING; CLOSING DELIVERIES

Section 6.1The Closing.  The closing of the transactions contemplated by this Agreement and the other Transaction Documents (the “Closing”) shall take place on the date hereof (the “Closing Date”) remotely via the exchange of documents and signatures, or such other location or date as the parties may mutually agree.  The Closing shall be effective as of 12:01 a.m. local time on the Closing Date.

Section 6.2Seller Deliveries.  At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Buyer Parties or any other Person designated by Arcadia, the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:

(a)Bill of Sale.  A bill of sale in the form attached hereto as Exhibit B (“Bill of Sale”); duly executed by the Sellers.

(b)Assignment and Assumption Agreement.  An assignment and assumption agreement in the form attached hereto as Exhibit C (“Assignment and Assumption Agreement”), duly executed by the Sellers.

(c)IP Assignment Agreement.  An intellectual property assignment agreement in the form attached hereto as Exhibit D (“IP Assignment Agreement”), duly executed by the Seller Parties.

(d)Manager’s Certificate.  A certificate signed by the manager of each Seller, dated as of the Closing Date, certifying (1) each Seller’s Organizational Documents; (2) resolutions of the board of managers or similar governing body of each Seller approving this Agreement, the Transaction Documents and (3) the resolutions approved by the members of Sellers relating to this Agreement and the transactions contemplated hereby.

(e)Pay-off letters.  Payoff letters, in form and substance reasonably satisfactory to Arcadia, evidencing the discharge or payment in full of any Indebtedness of the Business identified in Schedule 2.4 (“Payoff Letters”), in each cash duly executed by each holder of the Indebtedness, with an agreement to provide termination statements on Form UCC‑3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all liens relating to such Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing.

(f)Other Lien Releases.  All UCC termination statements or other Encumbrance release documents necessary to evidence the transfer of good and marketable title

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to all of the Purchased Assets to Buyer without Encumbrances thereon, duly executed by such secured parties, if required.

(g)Good Standing Certificate.  A good standing certificate with respect to each Seller issued by the Secretary of State of the State of California, dated as of a date not more than ten (10) days prior to the Closing Date.

(h)Required Consents.  The Required Consents, duly executed and in full force and effect.

(i)FIRPTA Certificate.  An affidavit prepared in accordance with Treasury Regulations Sections 1.1445-2 and dated as of the Closing Date attesting that each Seller is not a foreign person, provided, however, that that if Arcadia does not receive a properly executed affidavit, as described above, from any Seller then Buyer shall be permitted to withhold from any payments to be made pursuant to this Agreement to the Sellers any required withholding tax under Section 1445 of the Code, and any such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the applicable Sellers.

(j)Tail Policy.Evidence, confirming the Tail Policy.

(k)Other Documents.  All other instruments, agreements, certificates and documents required to be delivered by any Seller Party at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer or Arcadia may have reasonably requested in order to give effect to the transactions contemplated by this Agreement.

Section 6.3Deliveries by Buyer.  Buyer shall pay, or cause to be paid, the Purchase Price as provided in Section 1.3 (including delivery of the Shares) and shall deliver, or cause to be delivered, to the Sellers and Parent, as applicable, the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:

(a)Assignment and Assumption Agreement.  The Assignment and Assumption Agreement, duly executed by Buyer.

(b)IP Assignment Agreement.  The IP Assignment Agreement, duly executed by Buyer.

(c)Good Standing Certificate.  Good standing certificates with respect to Buyer issued by the Secretary of State of the State of Delaware, dated as of a date no more than ten (10) days prior to the Closing Date.

(d)Other Documents.  All other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as the Sellers may have reasonably requested in order to give effect to the transactions contemplated by this Agreement.

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Article 7
INDEMNIFICATION AND ENFORCEMENT

Section 7.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, that the Fundamental Representations shall survive for a period of the statute of. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, as to any breach of the representations and warranties or any failure to perform or comply with any of the covenants and agreements contained herein or in any Transaction Document that constitutes Fraud on the part of the breaching or non-performing Party or Parties, such representations and warranties and such covenants and agreements will survive the Closing until the expiration of the applicable statutes of limitations and will thereupon expire together with the associated right to indemnification (except to the extent a written notice asserting a Claim for breach thereof is delivered to a Seller Party or a Buyer Party, as the case may be, prior to such expiration). Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable statue of limitations shall not thereafter be barred by the expiration of the relevant representation or warranty and such Claims shall survive until finally resolved.

Section 7.2Indemnification By Seller Parties. Subject to the other terms and conditions of this Article 7, the Seller Parties shall, jointly and severally, indemnify and defend each of Buyer, Arcadia and their respective Affiliates and Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of a Seller Party contained in this Agreement, the Transaction Documents or in any certificate or instrument delivered by or on behalf of any Seller Party pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller Party pursuant to this Agreement, the Transaction Documents or any certificate or instrument delivered by or on behalf of any Seller Party pursuant to this Agreement;

(c)any Liability or Third Party Claim arising from any occurrence, failure to perform, improper performance, warranty or other breach, default, action, omission, misconduct or violation of or by any Seller Party, or otherwise in connection with the use, ownership or operation by a Seller Party of the Business or the Purchased Assets, on or prior to the Closing Date;

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(d)any Excluded Asset or any Excluded Liability;

Section 7.4Indemnification By Buyer Parties.  Subject to the other terms and conditions of this Article 7, the Buyer Parties shall indemnify and defend each Seller, Parent, and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(e)any inaccuracy in or breach of any of the representations or warranties of any Buyer Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of a Buyer Party pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(f)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Transaction Documents or any certificate or instrument delivered by or on behalf of any Buyer Party pursuant to this Agreement;

(g)Buyer’s ownership, use and operation of the Business or the Purchased Assets after Closing not arising from or resulting from any breach of a representation, warranty or covenant made by any Seller Party in this Agreement, in any Transaction Document or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf any Seller Party under or pursuant to this Agreement.; or

(h)any Assumed Liability.

Section 7.3Certain Limitations. The indemnification provided for in Article 6 shall be subject to the following limitations:

(a)The Seller Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds $75,000 (the “Basket”), in which event the Seller Parties shall be required to pay or be liable for all such Losses in excess of the Basket.  The aggregate amount of all Losses for which Seller Parties shall be liable pursuant Section 7.2(a) shall not exceed the fifty percent (50%) of the Purchase Price.

(b)The Buyer Parties shall not be liable to the Seller Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) exceeds the Basket, in which event the Buyer Parties shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)Notwithstanding the foregoing, the limitations set forth in this section shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or Claims based on Fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement.

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(d)For purposes of this Article 7, any inaccuracy in or breach of any representation or warranty and any Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.4Indemnification Procedures. The Party making a Claim under this Article 7 is referred to as the “Indemnified Party”, and the Party against whom such Claims are asserted under this Article 7 is referred to as the “Indemnifying Party”.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of a Claim made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) may result in injunctions or other equitable remedies in respect of the Indemnified Party or its business, (ii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, (iii) such action may result in criminal proceedings, injunctions or other equitable remedies in respect of the Indemnified Party or its business, (iv) such action involves a Claim which the Indemnified Party reasonably believes an adverse determination would have a material and adverse effect on the business or financial condition of the Indemnified Party after the Closing Date (including an effect on the Tax liabilities, earnings, or ongoing business relationships of the Indemnified Party), (v) upon petition by the Indemnified Party, if an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim, in which events the Indemnified Party shall assume the defense, (vi) such action involves an Governmental Authority or Health Care Laws, in each case, that is material and adverse to the Indemnified Party, (vii) it is reasonably likely that the Losses arising from such Claim and any other pending Claims for indemnification against the Indemnifying Party will exceed the amount the Indemnified Party will be entitled to recover under this Article 7 as a result of the limitations set forth herein, (viii) such action involves a Material Customer or Material Supplier, or (ix) the Indemnifying Party is unwilling or unable to furnish the Indemnified Party with evidence that the financial resources of the Indemnifying Party, in the Indemnifying Party’s reasonable judgment, is and will be sufficient (when considering Losses in respect of all other outstanding Claims) to satisfy any Losses relating to such action.  In

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the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(a), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Seller Parties and the Buyer Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.5) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section.  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims.  Any Claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if

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reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.5Payments.  After a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 7, the Indemnifying Party shall satisfy its obligations by within ten (10) days of such final, non-appealable adjudication, if a Seller Party is the Indemnifying Party, , such amount shall be paid by wire transfer of immediately available funds from the Seller Parties.  All payments pursuant to this Article 7 shall be treated by the Parties as an adjustment to the Purchase Price, and each Party shall file all Tax Returns in a manner consistent with the foregoing.

Section 7.6Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article 7, as the case may be.

Section 7.7Section 7.8Exclusive Remedies. Subject to Section 5.10 and Section 8.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from Fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Section 7.8Continued Liability for Claims.  The liability of any Party hereunder with respect to Third Party Claims and Direct Claims shall continue for so long as any Claims may be made hereunder and, with respect to any such Claims duly and timely made, thereafter until the Indemnifying Party’s liability therefore is finally determined and satisfied.  If any Seller Party shall liquidate or dissolve at any time during the applicable statute of limitations period (or when any Claims asserted during the applicable statute of limitations period remain unresolved), then at the time of such liquidation or dissolution, the distributees of the dissolving Seller Party’s assets after the Closing, including any liquidating trust established by them, shall assume their pro rata portion

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of liability with respect to such Claims to the extent of the value of all such assets distributed to them in such liquidation (but subject to all of the limitations set forth in this Agreement).

Section 7.9Attorneys’ Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach or default relating to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled, the amount to be set by a court and not a jury.

Article 8
MISCELLANEOUS

Section 8.1Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.2Notices. All notices, requests, consents, Claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to Seller:	Live Zola, LLC/EKO Holdings, LLC/Lief Holdings, LLC Attn: TPCO Holding Corp, a British Columbia corporation 1550 Leigh Avenue San Jose, CA 95125
with a copy to:	Seyamack Kouretchian Coast Law Group, LLP 1140 South Coast Hwy. 101 Encinitas, CA 92024 Email: seyamack@coastlaw.com
If to Arcadia or Buyer:	Arcadia Biosciences, Inc. 202 Cousteau Place, Suite 105 Davis, CA 95618 Attn: Matt Plavan, President & CEO E-mail:

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with a copy to:	Weintraub Tobin 400 Capital Mall Sacramento, CA 95814 Attn: Mike DeAngelis E-mail: mdeangelis@weintraub.com

Section 8.3Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.4Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.5Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.6Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.7Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

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Section 8.8No Third-party Beneficiaries. Except as provided in Article 7, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.9Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THETRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE COUNTY OF SACRAMENTO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS

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CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Agreement may deliver their executed counterparts by facsimile or other electronic means. No Party shall raise the use of any electronic signature (including www.docusign.com), or the use of a facsimile machine, electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

[signature page follows]

45

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:
EKO HOLDINGS, LLC

By:
Its:

LIEF HOLDINGS, LLC

By:
Its:

LIVE ZOLA, LLC

By:
Its:

PARENT:
TPCO US HOLDINGS, LLC

By:
Its:

BUYER PARTIES:
ARCADIA BIOSCIENCES, INC.

By:
Its:

ARCADIA WELLNESS, LLC

By:
Its:

{3163215.DOCX:2}

Annex I

DEFINED TERMS

The following terms have the meanings specified or referred to in this Annex I:

“Acai Business” has the meaning set forth in Section 1.2(k).

“Affiliate” of any Person means (i) any other Person, directly or indirectly, controlling, controlled by or under common control with such Person, (ii) any director, officer, partner, manager, executor, trustee or beneficiary of such Person or any of such Person’s Affiliates, and (iii) with respect to a Person who is an individual, each other member of such individual’s family.  For the purposes of this definition, “control” when used with respect to any Person, means the ownership of twenty percent (20%) or more of the outstanding voting securities of such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.3(c).

“Arcadia Common Stock” means the common stock of Arcadia Biosciences, Inc.

“Assignment and Assumption Agreement” has the meaning set forth in Section 6.2(b).

“Assumed Contracts” has the meaning set forth in Section 1.1(a).

“Assumed Liabilities” has the meaning set forth in Section 1.1(b).

“Backlog” has the meaning set forth in Section 1.1(m).

“Balance Sheet” has the meaning set forth in Section 2.4.

“Balance Sheet Date” has the meaning set forth in Section 2.4.

“Basket” has the meaning set forth in Section 7.4(a).

“Benefit Plans” has the meaning set forth in Section 2.12.

“Bill of Sale” has the meaning set forth in Section 6.2(a).

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Intellectual Property” means all Owned Intellectual Property and all Third Party Intellectual Property.

“Business Party” has the meaning set forth in Section 5.10(a).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Parties” has the meaning set forth in the preamble to this Agreement.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

“Claim” means any written or oral demand, claim, complaint, suit, action, audit, cause of action, investigation, proceeding or notice by any Person alleging actual or potential Liability for any Loss, or for any default under any applicable Law, Contract, Permit or Benefit Plan, including any written or oral demand, complaint, suit, action, cause of action, investigation, proceeding or notice which may be subject to errors and omissions (or similar) insurance or otherwise relate to the professional competence of the Employees of any Seller or employees of Buyer or any Affiliate thereof (as the case may be).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.5(b).

“Competitive Business” means any business or activity that competes with the Business.

“Consultant” means each individual consultant or independent contractor that provides services to any Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” means all copyrights, copyrightable works and other works of authorship including, without limitation, Software, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all documentation including user manuals and other training documentation related to any of the foregoing, audiovisual works, literary works, sound recordings, documentation, compilations, collective works, derivative works, mask works, databases and designs, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof.

“Direct Claim” has the meaning set forth in Section 7.5(b).

“Eko” has the meaning set forth in the preamble to this Agreement.

“Employees” means all of the following: (i) all persons who are active employees of any Seller on the Closing Date, including such employees who on the Closing Date are on vacation, on a regularly scheduled day off from work, or on temporary leave for purposes of jury duty or annual two (2) week national service/military duty; (ii) employees of any Seller who on the Closing Date are on approved non‑medical leaves of absence and for whom one hundred eighty (180) calendar days or less have elapsed since their last day of active employment; and (iii) employees of any Seller who are on disability or medical leave and for whom one hundred eighty (180) calendar days or less have elapsed since their last day of active employment.

“Encumbrance” means, with respect to any asset, any mortgage, lien, pledge, charge, Claim, security interest, encumbrance or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities) of any kind in respect of such asset or right.

“Environmental Laws” will mean any applicable, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials, including CERCLA and RCRA.

“Equipment” has the meaning set forth in Section 1.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Liabilities” has the meaning set forth in Section 1.4(c).

“Financial Statements” has the meaning set forth in Section 2.4.

“Fundamental Representations” means the representations and warranties of the Sellers contained in Section 2.1, Section 2.2, Section 2.6, Section 2.11, Section 2.12 and Section 2.13.

“GAAP” has the meaning set forth in Section 5.9.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, agency or other instrumentality exercising governmental or regulatory authority of the United States, any foreign country or any domestic or foreign state, province, county, city, municipality or other political subdivision or any quasi-governmental or regulatory body exercising authority thereunder, including Financial Industry Regulatory Authority, Inc., or any self-regulatory organization.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under any Environmental Law as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant.”  The term “Hazardous Materials” will include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“Indebtedness” means, with respect to any Person, without duplication: (i) any obligations of such Person for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs) or issued in substitution for or exchange of such indebtedness of such Person for borrowed money, (ii) any obligation evidenced by any note, bond, debenture or other debt security issued by such Person, (iii) any obligations of such Person under capitalized leases, (iv) any obligation secured by a lien on such Person’s assets, (v) all obligations of such Person for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligation of such Person for the deferred purchase price of property or services, (vii) Liabilities of such Person for unfunded earned benefits under any Benefit Plan, and (viii) any obligations of the type in clauses (i) through (vii) above the payment of which is guaranteed by such Person (including guarantees in the form of an agreement to repurchase or reimburse).  For the avoidance of doubt, “Indebtedness” does not include deferred revenue accrued through the operation of the Business.

“Independent Accountant” has the meaning set forth in Section 1.3(c).

“Insurance Policy” has the meaning set forth in Section 2.14.

“Intellectual Property” means all rights in, arising out of or associated with the following in any jurisdiction throughout the world, whether registered or unregistered:  Patents, Copyrights, internet domain names, Software, Marks, trade secrets and other confidential business information, including without limitation, customers lists, know-how, procedures, techniques, ideas, unpatented concepts or Inventions, models, algorithms, formulae, compilations, data collections, technical information and data, research and development information, market research information, business plans, and other rights.

“Inventions” means all inventions (whether or not patentable or reduced to practice), designs, discoveries, improvements, business methods, compositions of matter, machines, methods and processes and new uses for any of the foregoing.

“Inventory” has the meaning set forth in Section 1.1(k).

“IP Assignment Agreement” has the meaning set forth in Section 6.2(c).

“Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any manager or officer of each Seller, after due inquiry.  For the avoidance of doubt, “due inquiry” imposes a duty on the persons listed above to conduct a reasonable inquiry into matters qualified by the Knowledge of a Seller Party, and that failure to conduct such reasonable inquiry shall not excuse the lack of Knowledge that would have been gained if a reasonable inquiry had been conducted by such Persons.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Property” means that certain Real Property set forth on Schedule 2.8 together with all buildings and other improvements situated thereon, all fixtures and other property affixed thereto, and all rights and appurtenances pertaining thereto, including any and all easements and other rights as may be necessary for ingress and egress and maintenance of such property and any right, title and interest of any Seller in and to adjacent streets, alleys, and rights-of-way.

“Liability” means any direct or indirect liability, Indebtedness, guaranty, endorsement, Claim, Loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lief” has the meaning set forth in the preamble to this Agreement.

“Loss” means, with respect to any fact, event or circumstance, any and all losses, damages, deficiencies, obligations, expenses, costs, penalties, fines, Taxes, settlements, including reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements, damages and court costs in connection with any of the foregoing (including any costs of defense reasonably incurred by a Party indemnified pursuant to Article 6 herein) in the event it is required or entitled to defend a Third Party Claim), incurred by a Person in connection with such fact, event or circumstance, including any of the foregoing arising out of events, facts or circumstances that have occurred on or prior to the Closing Date, even though the Claim in connection with such events, facts or circumstances may not be filed or come to light until after the Closing Date; provided, however, that, for the avoidance of doubt, “Loss” shall exclude punitive and exemplary damages, except to the extent payable to a third party.

“Made Available” means that such document or information in question has been specifically posted to the virtual data room managed by the Selling Parties making such document available at datasite.com prior to the Closing Date.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, prospects, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis provided, however, that in the case of (a) and (b) only, a “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:  (i) general economic or political conditions generally affecting the industries in which the Business operates; (ii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken or omitted at the written request of or with the prior written consent of Buyer; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster or acts of God, (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

“Material Contract” means any oral or written legally binding, executory contract, agreement or commitment to which Seller is a party (i) that is a customer contract that provides for payments to or performance by Seller in an amount equal to or in excess of $10,000 per annum in the aggregate, (ii) that is a supplier, vendor or other supply contract that provides for payments by Seller in excess of $10,000 per annum and which cannot be terminated by Seller after the Closing in accordance with its terms upon not more than thirty (30) days’ notice without penalty or cost, (iii) that materially limits or restricts the ability of Seller to compete or otherwise to conduct Seller’s Business in any manner or place, (iv) evidencing Indebtedness of $10,000 or more, including guarantees of such Indebtedness by Seller, (v) that is a Third Party Lease or similar contract with any Person under which (A) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Seller, in either case of (A) or (B) above, involving payments to or by Seller in excess of $10,000 per annum in the aggregate, (vi) relates to any joint venture, partnership or teaming agreement involving Seller, (vii) pursuant to which Seller has granted any exclusive rights, title or interest in, under or to any Business Intellectual Property, (viii) each contract with Seller, any shareholder of the Seller and any Affiliate of a shareholder of the Seller under which aggregate payments in excess of $10,000 remain to be paid; (ix) contracts (excluding contracts with Employees of Seller) containing covenants of any Person not to compete with Seller in any line of business or in any geographical area; (x) contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area; (xi) contracts relating to the acquisition by Seller of any operating business or the capital stock of any other Person; (xii) contracts that provide for the indemnification of any officer, director, employee or agent of Seller; or (xiii) any other contracts pursuant to the terms of which there is either a current or future obligation or right of Seller to make payments in excess of $20,000 or receive payments in excess of $10,000 that does not relate to the Business.  Notwithstanding the above, a “Material Contract” shall not include any contract that is not a Purchased Asset.

“Material Suppliers” has the meaning set forth in Section 2.19.

“Organizational Documents” means, with respect to a Person that is an entity, the articles or certificate of incorporation or formation, bylaws, operating agreement, certificate of partnership, trust agreement or other governing or constituent documents of such Person.

“Open Source License” means any “free software” license, “software libre” license, “public” license or open-source software license, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD and any BSD-like license, and any other license that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Open Source Software” means any software code that is subject to the terms and conditions of an Open Source License.

“Owned Intellectual Property” means all Intellectual Property owned by the Sellers or purported to be owned by the Sellers.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Patents” means all issued patents and industrial designs, all patentable Inventions, applications for any of the foregoing (including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof) and any other rights to Inventions described therein.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Permits” has the meaning set forth in Section 1.1(o).

“Permitted Encumbrances” has the meaning set forth in Section 2.6.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, joint venture or any other entity or organization, including any Governmental or Regulatory Authority.

“Personal Data” has the meaning set forth in Section 2.20(o).

“Proceeding” means any action, arbitration, mediation, complaint, charge, hearing, audit, investigation, litigation, lawsuit or Claim (whether civil, criminal, administrative, judicial or investigative and whether formal or informal, public or non-public) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, mediator or arbitrator.

“Products” has the meaning set forth in Section 2.18.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchase Price” has the meaning set forth in Section 1.3(a).

“RCRA” means the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Real Property” has the meaning set forth in Section 1.1(n).

“Records” has the meaning set forth in Section 1.1(e).

“Restricted Period” has the meaning set forth in Section 5.10(a).

“Restricted Provider” has the meaning set forth in Section 5.10(b).

“Security Breach” has the meaning set forth in Section 2.20(t).

“Securities Act” has the meaning set forth in Section 1.7

“Seller(s)” has the meaning set forth in the preamble to this Agreement.

“Seller Facilities” has the meaning set forth in Section 2.16.

“Seller GAAP Financial Statements” has the meaning set forth in Section 5.9.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Seller Software” means Software owned, developed (or currently being developed), marketed, distributed, licensed, or sold by any Seller.

“Shares” shall have the meaning set forth in Section 1.3(a).

“Software” means all computer programs and other code, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Systems” has the meaning set forth in Section 2.20(r).

“Tail Policy” means “tail” insurance policies of each Seller, with a claims period of at least three (3) years, with respect to product liability insurance in an amount and scope at least as favorable as the existing Insurance Policies.

“Tangible Personal Property” has the meaning set forth in Section 1.1(l).

“Tax” or “Taxes” means (i) any United States federal, state, local or foreign net or gross income, gross receipts, net proceeds, license, payroll, employment, excise, severance, stamp, occupation, surplus lines, unclaimed property, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, or similar assessments, duties, fees, or levies (including accounting, financial advisor or legal fees directly associated therewith), whether disputed or not, including any interest, penalty or addition thereto; and (ii) any Liability for or in respect of the payment of any amount described in clause (i) of this definition as a result of (a) being a transferee or successor, (b) a member of an affiliated, consolidated, unitary or combined group, or (c) a contractual obligation or otherwise.

“Tax Returns” means all reports, or similar statements filed with a taxing authority in connection with any Taxes, including estimated tax returns, claims for refund, information returns or reports with respect to backup withholding and other payments to third parties in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 6.5(a).

“Third Party Leases” has the meaning set forth in Section 1.1(n).

“Third Party Intellectual Property” means all Intellectual Property owned by a party other than a Seller that is used to operate the Business or the Purchased Assets.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, IP Assignment Agreement, and each certificate contemplated by this Agreement or to be executed by the parties hereto in connection with the consummation of the transactions contemplated hereby, in each case, including the schedules and exhibits attached hereto or thereto and as applicable only to the relevant Party or parties to such Transaction Document, as indicated by the context in which such term is used.

“Transferred Employees” has the meaning set forth in Section 4.7.

“Zola” has the meaning set forth in the preamble to this Agreement.